Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated June 22, 2023 relating to the consolidated financial statements of MiX Telematics Limited and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Form 10-K for the year ended March 31, 2023 . We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche

Johannesburg, South Africa

November 17, 2023